Exhibit 10.4

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of December 13, 2021, is made by and among SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company (the “Sponsor”), Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), and NuScale Power, LLC, an Oregon limited liability company (the “Company”). The Sponsor, Acquiror and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Sponsor holds 5,630,000 Class B ordinary shares of Acquiror (“Class B Shares”), of which 698,008 are held indirectly by those Persons listed on Schedule I attached hereto (such Persons, the “Strategic Investors”);

WHEREAS, Acquiror, Spring Valley Merger Sub, LLC, an Oregon limited liability company, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to their terms, all of the Class B Shares shall be converted into Acquiror Common Stock in connection with the Merger (the “Conversion”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement contemporaneously with the execution and delivery of the Merger Agreement by the parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.             Vesting and Forfeiture.

(a)           Cancellation Event. The Sponsor agrees, in the event that the Closing Acquiror Cash is less than $432,000,000 that with no further action required, immediately prior to the Conversion, the Sponsor shall automatically and irrevocably surrender and forfeit for no consideration, such number of Acquiror Class B Shares equal to the Forfeited Share Count (such forfeited Acquiror Class B shares, the “Forfeited Shares”), and Acquiror shall immediately cancel such Forfeited Shares (the “Cancellation Event”). Each of the Parties shall take all reasonably necessary actions required to reflect the surrender, forfeiture and cancellation of the Forfeited Shares as of immediately prior to the Conversion in the books and records of Acquiror’s transfer agent. For U.S. federal and applicable state and local income tax purposes, the Parties agree that any forfeiture of Forfeited Shares pursuant to this Section 1(a) shall be treated as a nontaxable contribution to the capital of Acquiror by the Sponsor, and no Party shall take any position inconsistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. As used herein “Forfeited Share Count” shall equal the lesser of (i) 2,750,000 and (ii) the product of (A) 1,972,796.80 multiplied by (B) one minus the quotient of (y) the Closing Acquiror Cash divided by (z) $432,000,000.

(b)           Earnout Escrow. The Sponsor agrees that, as of immediately following the Closing and the Conversion, the lesser of (a) 35% of the Acquiror Common Stock held of record by the Sponsor immediately following the Closing and the Conversion after giving effect to the Cancellation Event (such amount, before application of the 35%, the “Remaining Sponsor Shares”) and (b) (x) the Remaining Sponsor Shares minus (y) 2,400,000 (such lesser amount of (a) and (b), the “Unvested Shares”) shall be subject to the vesting and forfeiture provisions set forth in Section 1(c). For the avoidance of doubt, any Acquiror Common Stock beneficially owned by (i) any individual other than the Sponsor, (ii) the Sponsor other than the Unvested Shares, or (iii) the Strategic Investors (even if held of record by Sponsor) shall not be subject to vesting or forfeiture. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, Transfer (other than to an Affiliate) any Unvested Share held by the Sponsor prior to the date such Unvested Share becomes vested pursuant to Section 1(c).

(c)           Vesting of Acquiror Common Stock.

(i)            One-half of the Unvested Shares shall vest if over any 20 Trading Days occurring within any 30 consecutive Trading Day period that occurs entirely following the Closing until the 5th anniversary of the Closing (the “Vesting Measurement Period”) the daily VWAP of the Acquiror Common Stock is greater than or equal to $12.00 per share.

(ii)           The other half of the Unvested Shares shall vest if over any 20 Trading Days occurring within any 30 consecutive Trading Day period that occurs entirely following the Closing until the 5th anniversary of the Closing the daily VWAP of the Acquiror Common Stock is greater than or equal to $14.00 per share.

(iii)          The per share stock prices referenced in Section 1(c)(i) through Section 1(c)(ii) above will be equitably adjusted on account of any changes in the equity securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means. As used herein “Trading Day” shall mean any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded. As used herein “VWAP” shall mean for any Trading Day the arithmetic average of the volume-weighted average price per Acquiror Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for such Acquiror Common Stock in respect of the period from 9:30 am to 4:00 pm Eastern Time (or from the scheduled open of trading until the scheduled close of trading of the primary trading session in respect of the principal exchange on which trading in such security occurs, if different from the foregoing) or, if such Bloomberg Page is not available, by another authoritative source agreed to by the parties hereto.

2.             Tax Treatment. The Parties intend that the Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the portion of the Unvested Shares subject to vesting under Section 1(b) of this Agreement.

3.             Forfeiture of Unvested Acquiror Common Stock. Any Unvested Share that remains unvested (a) pursuant to Section 1(c)(i) through 1(c)(ii) as of the end of the first day following the 5th anniversary of the Closing shall be forfeited and shall be transferred by the Sponsor to Acquiror for cancellation, without any consideration for such transfer and cancellation.

4.             Lock-Up.

(a)           Subject to Section 4(b), the Sponsor hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-up Shares or exercise any of the Acquiror Warrants on a cashless basis until the end of the Lock-up Period.

(b)           Notwithstanding the provisions set forth in Section 4(a), the Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) Acquiror’s or Sponsor’s officers or directors or (B) any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (iv) by virtue of the laws of the State of Delaware or the Sponsor limited liability company agreement upon dissolution of the Sponsor; provided that in each case, the Permitted Transferee agrees to be bound by the provisions of this Agreement pertaining to Sponsor.

(c)           Notwithstanding the provisions set forth in Section 4(a), in the event that Fluor Transfers Acquiror Common Stock (x) after the Effective Time during the lock-up period described in that certain Lock-Up Agreement to which Fluor is a party (the “Fluor Lock-Up”), (y) in a block trade or trades which collectively Transfers more than 5% of the then-outstanding economic interests of the Acquiror (including economic units in the Company), and (z) to a purchaser or group of purchasers who each agree to be bound by a lock up which is substantially similar to the Fluor Lock-Up for the then-remaining duration of such lock-up period, then Sponsor shall have the right to participate in such sale on a pro rata basis (determined by reference to the number of shares of Acquiror Common Stock included in such Transfer by Fluor relative to all shares of Acquiror Common Stock held by Fluor) on the same terms and conditions as Fluor; provided if the transferee is unwilling or unable to purchase all such Acquired Common Stock, the amount of Acquiror Common Stock included by each of Fluor and Sponsor shall be proportionally reduced to the amount such transferee is willing to purchase.

(d)           For purposes of this Agreement:

(i)            the term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (A) one year after the Closing Date and (B) the date that, following the 150th day after the Closing, the closing price of the Acquiror Common Stock equals or exceeds $12.00 per share for any 20 Trading Days within any 30 Trading Day period (in which case, the Lock-up Period shall automatically end upon the close of such 20th Trading Day); provided that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(ii)           the term “Lock-up Shares” means the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion; provided, that, for clarity, any other shares of Acquiror Common Stock (A) issued in connection with the PIPE investment described in Section 5.17 of the Merger Agreement or (B) acquired in connection with the Transactions or in the public market pursuant to a transaction exempt from registration under the Securities Act, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing, shall, in each case, not constitute Lock-up Shares;

(iii)          the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 4(b); and

(iv)          the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(e)           Notwithstanding anything to the contrary in this Agreement, any waiver, termination, shortening or other amendment or modification to any lock-up agreement applicable to the Acquiror Common Stock held by any Company Unitholder which improves the terms of any such lock-up for such Company Unitholder shall apply pro-rata and on the same terms to the lock-up set forth in Section 4 hereunder and Section 4 shall be deemed immediately and automatically waived, terminated, shortened or amended or modified, as the case may be, without further action of the Parties.

(f)            From and after the Closing, prior to waiving, terminating, shortening or otherwise amending or modifying the terms of any lock-up agreement applicable to the Acquiror Common Stock held by any Company Unitholder, Acquiror will provide reasonable advance written notice (in no case less than five (5) Trading Days) to the Sponsor, indicating that Acquiror plans to take a specified action with respect to such lock-up agreement and setting forth the terms of any such waiver, termination, shortening or other amendment or modification.

5.             Waiver. In accordance with Section 17.4 of the Amended and Restated Memorandum and Articles of Association of the Acquiror (the “Memorandum and Articles”), the Sponsor, acting as the holder of a majority of the Class B Shares currently in issue, hereby waives the adjustment to the “Initial Conversion Ratio” (as such term is defined in the Memorandum and Articles) described in Section 17.3 of the Memorandum and Articles.

6.             Acquiror Extension. If (i) the Closing has not occurred before May 20, 2022,(ii) the Merger Agreement is not terminated by either the Company pursuant to Section 10.01(b)(ii) of the Merger Agreement or Acquiror pursuant to Section 10.01(c)(ii) of the Merger Agreement at or prior to the close of business on May 23, 2022, and (iii)  Acquiror (acting only with the prior consent of Sponsor, in its sole discretion) and the Company mutually agree to extend the Termination Date in writing (such a writing executed by Acquiror and the Company, an “Extension Election”) to June 20, 2022, or such other later date as is specified in the Exclusivity Extension, then (A) Sponsor and Acquiror shall take all actions necessary under Section 49.8 of the Memorandum and Articles to extend the initial period of time for Acquiror to consummate a “Business Combination” (as such term is defined in the Memorandum and Articles) by six (6) months, and (B) in furtherance of the foregoing clause (A), Sponsor shall purchase 2,300,000 Acquiror Warrants (or such lesser amount after reduction for the Company’s election in Section 7), at the price of $1.00 per Acquiror Warrant and all proceeds of such acquisition shall be placed into the Trust Account.

7.             Preemptive Right to Acquiror Warrants. If between the date hereof and the earlier of the Closing or the termination of the Merger Agreement in accordance with the terms thereof, Acquiror proposes to offer or sell any Acquiror Warrants pursuant to Section 6 above or pursuant to Schedule 7.03 of the Merger Agreement, Acquiror shall first offer 50% of such Acquiror Warrants to the Company pursuant to the terms of this Section 7. No less than seven (7) Business Days prior to any sale of Acquiror Warrants (other than pursuant to Section 6 above), Sponsor and Acquiror shall deliver written notice to the Company notifying the Company of such anticipated sale, the amount of Acquiror Warrants to be purchased, the planned date of such acquisition and any other terms and conditions relating thereto. The Company shall have three (3) Business Days to elect irrevocably in writing to participate in any such sale (other than pursuant to Section 6 above) for an amount up to 50% (such actual percentage as determined by the Company, not to exceed 50%) of the Acquiror Warrants being sold on the same terms, conditions and timing as such Acquiror Warrants are being sold by the Acquiror. In the event of any sale of Acquiror Warrants pursuant to Section 6 above, the Company may, no later than the time of the execution of the Extension Election, elect irrevocably in writing to participate in such sale for an amount up to 50% (such percentage as determined by the Company, not to exceed 50%) of the Acquiror Warrants being sold on the same terms, conditions and timing as such Acquiror Warrants are being sold by the Acquiror.

8.             Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

9.             No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.           Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF JURY TRIAL), 11.13 (Enforcement), 11.14 (Non-Recourse) and 11.15 (Non-survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SV ACQUISITION SPONSOR SUB, LLC

By:	/s/ David Levinson
	Name:	David Levinson
	Title:	Secretary

SPRING VALLEY ACQUISITION CORP.

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

Signature Page to Sponsor Letter Agreement

NUSCALE POWER, LLC

By:	/s/ John Hopkins
	Name:	John Hopkins
	Title:	Chief Executive Officer

Signature Page to Sponsor Letter Agreement